LP Building Solutions Reports Fourth Quarter and Full Year 2022 Results, Including Fourth Quarter Siding Solutions Net Sales Growth of 38%
NASHVILLE, Tenn. (Feb. 21, 2023) - Louisiana-Pacific Corporation (LP) (NYSE: LPX) today reported its financial results for the fourth quarter and year ended December 31, 2022.
Key Highlights for the Fourth Quarter of 2022, Compared to the Fourth Quarter of the Prior Year
•Net sales from continuing operations decreased by 16% to $705 million, including 14% from lower oriented strand board (OSB) prices
•Siding Solutions net sales increased by 38% to $385 million - a fourth quarter record
•OSB net sales decreased by 45% to $257 million, including 34% from lower OSB prices
•Income attributed to LP from continuing operations decreased by $180 million to $(10) million ($(0.14) per diluted share), inclusive of a non-cash pension settlement charge of $78 million
•Adjusted EBITDA(1) was $100 million, a decrease of $178 million
•Adjusted Diluted EPS(1) was $0.61 per diluted share, a decrease of $1.36 per diluted share
•Cash provided by operating activities was $41 million
Key Highlights for the Full Year, Compared to Prior Year
•Net sales from continuing operations decreased by 2% to $3.9 billion
•Siding Solutions net sales increased by 26% to $1.5 billion
•OSB net sales decreased by 14% to $2.1 billion
•Income attributed to LP from continuing operations decreased by $0.4 billion to $0.9 billion ($11.34 per diluted share)
•Adjusted EBITDA(1) was $1.4 billion, a decrease of $0.5 billion
•Adjusted Diluted EPS(1) was $11.77 per diluted share, a decrease of $1.47 per diluted share
•Cash provided by operating activities was $1.1 billion
(1) This is a non-GAAP financial measure. See “Use of Non-GAAP Information” and “Reconciliation of Net Income to Non-GAAP Adjusted EBITDA, Non-GAAP Adjusted Income, and Non-GAAP Adjusted Diluted EPS" below.
Capital Allocation Update
•Paid $414 million in capital expenditures in 2022, including $193 million on Siding capacity expansions
•Paid $900 million in 2022 to repurchase 14.4 million of its common shares, leaving 71.7 million common shares outstanding at December 31, 2022 and $200 million of share repurchase authorization remaining
•Paid $69 million in cash dividends in 2022
•Received $264 million of pre-tax proceeds for Engineered Wood Products (EWP) segment divestitures in 2022
•Declared a quarterly cash dividend of $0.24 per share
“The fourth quarter was a strong end to another record year for the Siding business, with 38% sales growth compared to Q4 of last year," said Chair and CEO Brad Southern. “Inflationary pressures continue to present headwinds, housing starts have softened, and OSB prices remain depressed after falling steeply in the fourth quarter. However, LP has managed through challenges like these before. I am bullish about the long-term fundamentals for housing, and very confident that LP’s strategy of growth specialization will continue to deliver value in 2023.”
“LP ended the year with over $900 million of liquidity, comprising $383 million of cash and $550 million undrawn revolver,” said EVP and CFO Alan Haughie. “With significant flexibility in our capital and operating plans, I am confident that LP’s balance sheet leaves us very well positioned to withstand near-term headwinds and execute our growth and transformation strategy.”

Q1 2023 Outlook
Our guidance is based on current plans and expectations and is subject to a number of known and unknown uncertainties and risks, including those set forth below under “Forward-Looking Statements.”
•Siding Solutions first quarter of 2023 revenue is expected to decrease year-over-year by up to 5%
•OSB revenue in the first quarter of 2023 is expected to be sequentially lower than the fourth quarter of 2022 by approximately 20%, assuming that OSB prices published by Random Lengths remain unchanged from those published on February 17, 2023. This is an assumption for modeling purposes and not a price forecast
•Under these assumptions, adjusted EBITDA(2) for the first quarter of 2023 is expected to be at least $35 million
(2) This is a non-GAAP financial measure. With respect to Adjusted EBITDA for the first quarter of 2023, certain items that affect net income on a U.S. GAAP basis, such as product-line discontinuance charges, other operating credits and charges, net, loss on early debt extinguishment, investment income, and other non-operating items, that would be required to be included in the comparable forecasted U.S. GAAP measures cannot be reasonably predicted at this time, and LP is unable to quantify such amounts that would be required to be included in the comparable forecasted U.S. GAAP measures, without unreasonable effort. As such, LP is unable to provide a reasonable estimate of U.S. GAAP net income, or a corresponding reconciliation of Adjusted EBITDA to net income.
Fourth Quarter 2022 Highlights
Net sales for the fourth quarter of 2022 decreased year-over-year by $130 million (or 16%) to $705 million, including a decrease in OSB prices of $120 million and a decline in OSB volume of $92 million (production curtailments and conversion of the Sagola OSB mill to siding production), partially offset by Siding Solutions revenue growth of $106 million (15% pricing, 20% volume).
Income attributed to LP from continuing operations for the fourth quarter of 2022 decreased year-over-year by $180 million to $(10) million or $(0.14) per diluted share, which reflects a $178 million drop in Adjusted EBITDA and non-cash pension settlement charges of $78 million, partially offset by $62 million lower income tax provisions.
Income from discontinued operations, net of income taxes, for the fourth quarter of 2022 decreased year-over-year by $22 million to $2 million, or $0.03 per diluted share, due to the sale of the EWP segment assets in the third quarter of 2022, offset by lower income tax provisions.
Full Year 2022 Highlights
Net sales for 2022 decreased year-over-year by $61 million (or 2%), including a decrease in OSB prices of $400 million and a decrease in South America revenue of $24 million due to lower volumes and unfavorable currency movements, partially offset by Siding Solutions growth of $305 million (14% pricing, 11% volume) and an increase in OSB volume of $53 million.
Income attributed to LP from continuing operations decreased year-over-year by $418 million to $888 million, or $11.34 per diluted share, reflecting a $488 million drop in Adjusted EBITDA and non-cash pension settlement charges of $82 million, partially offset by $128 million lower income tax provisions.
Income from discontinued operations, net of income taxes, increased year-over-year by $126 million to $198 million, or $2.52 per diluted share, primarily due to the $118 million gain on the sale of EWP assets and a $39 million gain on the sale of the equity interests in two joint ventures that produced I-joists, partially offset by a $27 million increase in income tax provision.
Segment Results
Siding
The Siding segment serves diverse end markets with a broad product offering of engineered wood siding, trim, and fascia, including LP® SmartSide® Trim & Siding, LP® SmartSide® ExpertFinish® Trim & Siding, LP BuilderSeries® Lap Siding, and Outdoor Building Solutions® (collectively referred to as Siding Solutions).
Segment sales and Adjusted EBITDA for this segment were as follows (dollar amounts in millions):

	Quarter Ended December 31,			Year Ended December 31,
	2022	2021	% Change	2022	2021	% Change
Net sales	$386	$281	37%	$1,469	$1,170	26%
Adjusted EBITDA	88	48	83%	339	289	17%

	Quarter Ended December 31, 2022 versus 2021		Year Ended December 31, 2022 versus 2021
	Average Net Selling Price	Unit Shipments	Average Net Selling Price	Unit Shipments
Siding Solutions	15%	20%	14%	11%
List price increases and positive product mix effects drove year-over-year increases in the average net selling price for the three and twelve months ended December 31, 2022. The volume increases for the three and twelve months ended December 31, 2022 are attributable to steady customer demand and production increases made possible by the ramp-up of the Houlton facility and the non-recurrence of production downtime in the prior year for a major scheduled maintenance project.
The year-over-year increase in Adjusted EBITDA of $40 million for the three months ended December 31, 2022 reflects revenue growth partially offset by $27 million of raw material, freight & wage cost inflation, and $5 million of discretionary investments in capacity and sales & marketing. For the full year, Adjusted EBITDA increased $50 million year-over-year, reflecting revenue growth largely offset by $123 million of raw material, freight & wage cost inflation, and $31 million of discretionary investments in capacity and sales & marketing.
Oriented Strand Board (OSB)
The OSB segment manufactures and distributes OSB structural panel products including the value-added OSB portfolio known as LP Structural Solutions (LP® TechShield® Radiant Barrier, LP WeatherLogic® Air & Water Barrier, LP Legacy® Premium Sub-Flooring, LP NovaCore™ Thermal Insulated Sheathing, LP® FlameBlock® Fire-Rated Sheathing, and LP® TopNotch® Sub-Flooring). OSB is manufactured using wood strands arranged in layers and bonded with resins.
Segment sales and Adjusted EBITDA for this segment were as follows (dollar amounts in millions):

	Quarter Ended December 31,			Year Ended December 31,
	2022	2021	% Change	2022	2021	% Change
Net sales	$257	$470	(45)%	$2,062	$2,387	(14)%
Adjusted EBITDA	13	231	(94)%	1,034	1,531	(32)%

	Quarter Ended December 31, 2022 versus 2021		Year Ended December 31, 2022 versus 2021
	Average Net Selling Price	Unit Shipments	Average Net Selling Price	Unit Shipments
OSB - Structural Solutions	(30)%	(31)%	(11)%	8%
OSB - Commodity	(34)%	(8)%	(20)%	(3)%
The year-over-year net sales decrease of $214 million (or 45%) for the three months ended December 31, 2022 includes a $120 million drop in OSB prices and a $92 million drop in volume due to production curtailments and conversion of the Sagola mill to Siding production. For the full year, OSB net sales decreased year-over-year by $326 million (or 14%) including a $400 million decrease in OSB prices, partially offset by an increase in Structural Solutions sales volume.
Adjusted EBITDA for the three months ended December 31, 2022, decreased by $218 million due to the decrease in OSB prices and volumes, and $14 million of raw material cost and wage inflation. The full year Adjusted EBITDA decrease of $497 million reflects the decrease in OSB prices and $79 million of raw material cost and wage inflation.
South America
LP's South America segment manufactures and distributes OSB structural panel and siding products in South America and certain export markets. This segment has manufacturing operations in two countries, Chile and Brazil, and operates sales offices in Chile, Brazil, Peru, Colombia, Argentina, and Paraguay.
Segment sales and Adjusted EBITDA for this segment were as follows (dollar amounts in millions):

	Quarter Ended December 31,			Year Ended December 31,
	2022	2021	% Change	2022	2021	% Change
Net sales	$51	$63	(18)%	$241	$265	(9)%
Adjusted EBITDA	12	22	(45)%	77	113	(32)%

	Quarter Ended December 31, 2022 versus 2021		Year Ended December 31, 2022 versus 2021
	Average Net Selling Price	Unit Shipments	Average Net Selling Price	Unit Shipments
OSB - Structural Solutions	3%	(23)%	5%	(10)%
Siding	(4)%	10%	(6)%	(28)%
South America net sales decreased year-over-year for both the fourth quarter and full year 2022 largely due to lower volumes and unfavorable foreign currency movements, partially offset by higher local OSB prices. The year-over-year decreases in Adjusted EBITDA of $10 million and $36 million for the three and twelve months ended December 31, 2022, respectively, reflect the impacts of the lower revenue and higher raw material costs.
Conference Call
LP will hold a conference call to discuss this release today at 11 a.m. Eastern Time (8 a.m. Pacific Time). Investors will have the opportunity to listen to the conference call live by going to investor.lpcorp.com and clicking “Events and Presentations” at least 15 minutes early to register and download and install any necessary audio software. For those who cannot listen to the live broadcast, the recorded webcast and accompanying presentation will be available to the public online in the Events and Presentations section of investor.lpcorp.com.
About LP Building Solutions
As a leader in high-performance building solutions, Louisiana-Pacific Corporation (LP Building Solutions, NYSE: LPX) manufactures engineered wood building products that meet the demands of builders, remodelers, and homeowners worldwide. LP's extensive offerings include innovative and dependable building products and accessories, such as Siding Solutions (LP® SmartSide® Trim & Siding, LP® SmartSide® ExpertFinish® Trim & Siding, LP BuilderSeries® Lap Siding, and LP® Outdoor Building Solutions®), LP Structural Solutions (LP® TechShield® Radiant Barrier, LP WeatherLogic® Air & Water Barrier, LP Legacy® Premium Sub-Flooring, LP® FlameBlock® Fire-Rated Sheathing, LP NovaCore™ Thermal Insulated Sheathing, and LP® TopNotch®350 Durable Sub-Flooring), and oriented strand board (OSB). In addition to product solutions, LP provides industry-leading customer service and warranties. Since its founding in 1972, LP has been Building a Better World™ by helping customers construct beautiful, durable homes while our stockholders build lasting value. Headquartered in Nashville, Tennessee, LP operates 22 plants across the U.S., Canada, Chile, and Brazil. For more information, visit LPCorp.com.
Forward-Looking Statements
This news release contains statements concerning Louisiana-Pacific Corporation's (LP) future results and performance that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based upon the beliefs and assumptions of, and on information available to, our management; assumptions upon which such forward-looking statements are based are also forward-looking statements. Forward-looking statements can be identified by words such as “may,” “will,” “could,” “should,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” “potential,” “continue,” “likely,” or “future” or the negative or other variations thereof and include other statements regarding matters that are not historical facts. Examples of forward-looking statements include, among others, statements LP makes regarding plans for product development, forecasts of future costs and expenditures, possible outcomes of legal proceedings, capacity expansion, and other growth initiatives, and the adequacy of reserves for loss contingencies. Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include, but are not limited to, the following: changes in governmental fiscal and monetary policies, including tariffs and levels of employment; changes in general and global economic conditions, including impacts from global pandemics, rising inflation, supply chain disruptions and the military conflict between Russia and Ukraine; changes in the cost and availability of capital; changes in the level of home construction and repair and remodel activity; changes in competitive conditions and prices for our products; changes in the relationship between supply of and demand for building products; changes in the financial or business conditions of third-party wholesale distributors and dealers; changes in the relationship between the supply of and demand for raw materials, including wood fiber and resins, used in manufacturing our products; changes in the cost and availability of energy, primarily natural gas, electricity, and diesel fuel; changes in the cost and availability of transportation; impact of manufacturing our products internationally; difficulties in the launch or production ramp-up of newly introduced products; impacts from public health issues (including global pandemics) on the economy, demand for our products or our operations, including the actions and recommendations of governmental authorities to contain such public health issues; unplanned interruptions to our manufacturing operations, such as explosions, fires, inclement weather, natural disasters, accidents, equipment failures, labor shortages or disruptions, transportation interruptions, supply interruptions, public health issues (including pandemics and quarantines), riots, civil insurrection or social unrest, looting, protests, strikes, and street demonstrations; changes in other significant operating expenses; changes in currency values and exchange rates between the U.S. dollar and other currencies, particularly the Canadian dollar, Brazilian real, and Chilean peso; changes in, and compliance with, general and industry-specific laws and regulations, including environmental and health and safety laws and regulations, the U.S. Foreign Corrupt Practices Act and anti-bribery laws, laws related to our international business operations, and changes in building codes and standards; changes in tax laws and interpretations thereof; changes in circumstances giving rise to environmental liabilities or expenditures; warranty costs exceeding our warranty reserves; challenges to or exploitation of our intellectual property or other proprietary information by others in the industry; the resolution of existing and future product-related litigation, environmental proceedings and remediation efforts, and other legal or environmental proceedings or matters; the effect of covenants and events of default contained in our debt instruments; the amount and timing of any repurchases of our common stock and the payment of dividends on our common stock, which will depend on market and business conditions and other considerations; cybersecurity events affecting our information technology systems or those of our third-party providers and the related costs and impact of any disruption on our business; and acts of public authorities, war, political or civil unrest, natural disasters, fire, floods, earthquakes, inclement weather, and other matters beyond our control. For additional information about factors that could cause actual results, events, and circumstances to differ materially from those described in the forward-looking statements, please refer to LP’s filings with the Securities and Exchange Commission (SEC). We urge you to consider all of the risks, uncertainties, and factors identified above or discussed in such reports carefully in evaluating the forward-looking statements in this news release. We cannot assure you that the results reflected in or implied by any forward-looking statement will be realized or even if substantially realized, that those results will have the forecasted or expected consequences and effects for or on our operations or financial performance. The forward-looking statements made today are as of the date of this news release. Except as required by law, LP undertakes no obligation to update any such forward-looking statements to reflect new information, subsequent events, or circumstances.
Use of Non-GAAP Information
In evaluating our business, we utilize non-GAAP financial measures that fall within the meaning of SEC Regulation G and Regulation S-K Item 10(e), which we believe provide users of the financial information with additional meaningful comparison to prior reported results. Non-GAAP financial measures do not have standardized definitions and are not defined by U.S. generally accepted accounting principles (U.S. GAAP). In this press release, we disclose income attributed to LP from continuing operations before interest expense, provision for income taxes, depreciation and amortization, and exclude stock-based compensation expense, loss on impairment attributed to LP, product-line discontinuance charges, other operating credits and charges, net, loss on early debt extinguishment, investment income, pension settlement charges, and other non-operating items as Adjusted EBITDA from continuing operations (Adjusted EBITDA), which is a non-GAAP financial measure. We have included Adjusted EBITDA in this report because we view it as an important supplemental measure of our performance and believe that it is frequently used by interested persons in the evaluation of companies that have different financing and capital structures and/or tax rates. We also disclose income attributed to LP from continuing operations, excluding loss on impairment attributed to LP, product-line discontinuance charges, interest expense outside of normal operations, other operating credits and charges, net, loss on early debt extinguishment, gain (loss) on acquisition, and pension settlement charges, and adjusting for a normalized tax rate as Adjusted Income (Adjusted Income). We also disclose Adjusted Diluted EPS, which is calculated as Adjusted Income divided by diluted shares outstanding. We believe that Adjusted Diluted EPS and Adjusted Income are useful measures for evaluating our ability to generate earnings and that providing these measures should allow interested persons to more readily compare the earnings for past and future periods.
Adjusted EBITDA, Adjusted Income, and Adjusted Diluted EPS are not substitutes for the U.S. GAAP measures of net income, income attributed to LP from continuing operations, and income attributed to LP from continuing operations per diluted share or for any other U.S. GAAP measures of operating performance. It should be noted that other companies may present similarly titled measures differently, and therefore, as presented by us, these measures may not be comparable to similarly titled measures reported by other companies. Adjusted EBITDA, Adjusted Income, and Adjusted Diluted EPS have material limitations as performance measures because they exclude items that are actually incurred or experienced in connection with the operation of our business.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
(DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

	Quarter Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Net sales	$705	$835	$3,854	$3,915
Cost of sales	(577)	(529)	(2,355)	(1,952)
Gross profit	128	306	1,498	1,963
Selling, general, and administrative expenses	(68)	(68)	(264)	(223)
Loss on impairment	—	(6)	(1)	(6)
Other operating credits and charges, net	(1)	(4)	16	1
Income from operations	59	228	1,250	1,734
Interest expense	(2)	(2)	(11)	(14)
Investment income	6	—	14	1
Other non-operating items	(86)	(9)	(97)	(22)
Income (loss) before income taxes	(23)	218	1,155	1,700
Provision for income taxes	10	(52)	(274)	(402)
Equity in unconsolidated affiliate	—	1	4	4
Income (loss) from continuing operations	(12)	167	885	1,302
Income from discontinued operations, net of income taxes	2	24	198	$71
Net income (loss)	$(11)	$191	$1,083	$1,373
Net loss attributed to noncontrolling interest	3	3	3	4
Net income (loss) attributed to LP	$(8)	$194	$1,086	$1,377

Amounts attributed to LP common shareholders:
Income (loss) from continuing operations, net of income taxes	$(10)	$171	$888	$1,306
Income from discontinued operations, net of income taxes	2	24	198	71
	$(8)	$194	$1,086	$1,377
Net income attributed to LP per share of common stock:
Income (loss) per share continuing operations - basic	$(0.14)	$1.94	$11.40	$13.46
Income per share discontinued operations - basic	0.03	0.27	2.54	0.73
Net income (loss) per share - basic	$(0.11)	$2.21	$13.94	$14.19

Income (loss) per share continuing operations - diluted	$(0.14)	$1.93	$11.34	$13.37
Income per share discontinued operations - diluted	0.03	0.27	2.52	0.73
Net income (loss) per share - diluted	$(0.11)	$2.20	$13.87	$14.09

Average shares of common stock used to compute net income per share:
Basic	72	88	78	97
Diluted	72	88	78	98

CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)
LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
(DOLLAR AMOUNTS IN MILLIONS)

	December 31,
	2022	2021
ASSETS
Cash and cash equivalents	$369	$358
Receivables	127	169
Inventories	337	278
Prepaid expenses and other current assets	20	17
Current assets of discontinued operations	—	68
Total current assets	854	890

Timber and timberlands	40	42
Property, plant, and equipment, net	1,326	1,039
Operating lease assets, net	44	50
Goodwill and other intangible assets	36	39
Investments in and advances to affiliates	6	7
Restricted cash	14	13
Other assets	24	25
Deferred tax asset	7	2
Long-term assets of discontinued operations	—	87
Total assets	$2,350	$2,194

LIABILITIES AND EQUITY
Accounts payable and accrued liabilities	$317	$304
Income tax payable	19	13
Current liabilities of discontinued operations	—	34
Total current liabilities	336	351

Long-term debt	346	346
Deferred income taxes	113	86
Non-current operating lease liabilities	41	44
Contingency reserves, excluding current portion	26	24
Other long-term liabilities	53	63
Long-term liabilities of discontinued operations	—	42
Total liabilities	916	955

Redeemable noncontrolling interest	—	4

Stockholders’ equity:
Common stock	88	102
Additional paid-in capital	462	458
Retained earnings	1,371	1,239
Treasury stock	(388)	(390)
Accumulated comprehensive loss	(99)	(174)
Total stockholders’ equity	1,433	1,235
Total liabilities and stockholders’ equity	$2,350	$2,194

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW (UNAUDITED)
LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
(DOLLAR AMOUNTS IN MILLIONS)

	Quarter Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(11)	$191	$1,083	$1,373
Adjustments to net income:
Depreciation and amortization	33	31	132	119
Loss on impairment	1	6	1	6
Gain on sale of assets, net	—	—	(157)	—
Pension loss due to settlement	78	2	82	2
Loss on early debt extinguishment	—	—	—	11
Deferred taxes	(26)	(8)	1	7
Other adjustments, net	2	4	33	11
Changes in assets and liabilities (net of acquisitions and divestitures):
Receivables	42	45	22	(14)
Inventories	6	(5)	(66)	(71)
Prepaid expenses and other current assets	4	5	(7)	—
Accounts payable and accrued liabilities	(25)	(18)	15	46
Income taxes payable, net of receivables	(65)	(51)	6	(5)
Net cash provided by operating activities	41	201	1,144	1,484
CASH FLOWS FROM INVESTING ACTIVITIES
Property, plant, and equipment additions	(133)	(121)	(414)	(254)
Proceeds from business divestiture	3	—	268	—
Other investing activities, net	(3)	4	—	5
Net cash used in investing activities	(132)	(116)	(146)	(247)
CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of long-term debt	—	—	—	(359)
Borrowing of long-term debt	—	—	—	350
Payment of cash dividends	(16)	(16)	(69)	(66)
Purchase of stock	—	(313)	(900)	(1,300)
Other financing activities, net	2	(1)	(13)	(13)
Net cash used in financing activities	(14)	(330)	(982)	(1,388)
EFFECT OF EXCHANGE RATE ON CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	6	(4)	(5)	(14)
Net increase (decrease) in cash, cash equivalents, and restricted cash	(99)	(249)	12	(164)
Cash, cash equivalents, and restricted cash at the beginning of the period	482	620	371	535
Cash, cash equivalents, and restricted cash at the end of the year	$383	$371	$383	$371

LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
KEY PERFORMANCE INDICATORS
The following tables set forth: (1) housing starts, (2) our North American sales volume, and (3) Overall Equipment Effectiveness (OEE). We consider these items to be key performance indicators because LP’s management uses these metrics to evaluate our business and trends, measure our performance, and make strategic decisions, and believes that the key performance indicators presented provide additional perspective and insights when analyzing the core operating performance of LP. These key performance indicators should not be considered superior to, as a substitute for or as an alternative to, and should be considered in conjunction with, the U.S. GAAP financial measures presented herein. These measures may not be comparable to similarly-titled performance indicators used by other companies.
We monitor housing starts, which is a leading external indicator of residential construction in the United States that correlates with the demand for many of our products. We believe that this is a useful measure for evaluating our results and that providing this measure should allow interested persons to more readily compare our sales volume for past and future periods to an external indicator of product demand. Other companies may present housing start data differently and therefore, as presented by us, our housing start data may not be comparable to similarly-titled indicators reported by other companies.
The following table sets forth housing starts for the quarter and year ended December 31, 2022 and 2021:

	Quarter Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Housing starts[1]:
Single-Family	193	262	1,005	1,127
Multi-Family	136	120	550	474
	329	382	1,555	1,601

[1]Actual U.S. Housing starts data reported by U.S. Census Bureau as published through February 16, 2023.
We monitor sales volumes for our products in our Siding, OSB and South America segments, which we define as the number of units of our products sold within the applicable period. Evaluating sales volume by product type helps us identify and address changes in product demand, broad market factors that may affect our performance, and opportunities for future growth. It should be noted that other companies may present sales volumes differently and, therefore, as presented by us, sales volumes may not be comparable to similarly-titled measures reported by other companies. We believe that sales volumes can be a useful measure for evaluating and understanding our business.
The following table sets forth sales volumes for the quarter and year ended December 31, 2022 and 2021:

	Quarter Ended December 31, 2022				Quarter Ended December 31, 2021
Sales Volume	Siding	OSB	South America	Total	Siding	OSB	South America	Total
Siding Solutions (MMSF)	456	—	7	463	379	—	7	386
OSB - Structural Solutions (MMSF)	—	303	115	418	—	442	150	592
OSB - Commodity (MMSF)	—	503	—	503	—	544	—	544

	Year Ended December 31, 2022				Year Ended December 31, 2021
Sales Volume	Siding	OSB	South America	Total	Siding	OSB	South America	Total
Siding Solutions (MMSF)	1,797	—	33	1,830	1,621	—	46	1,667
OSB - Structural Solutions (MMSF)	—	1,803	554	2,357	—	1,664	615	2,279
OSB - Commodity (MMSF)	—	1,944	—	1,944	—	2,014	—	2,014
We measure OEE of each of our mills to track improvements in the utilization and productivity of our manufacturing assets. OEE is a composite metric that considers asset uptime (adjusted for capital project downtime and similar events), production rates, and finished product quality. We believe that when used in conjunction with other metrics, OEE can be a useful measure for evaluating our ability to generate profits, and that providing this measure should allow interested persons to monitor operational improvements.

OEE for the quarter and year ended December 31, 2022 and 2021 for each of our segments is listed below:

	Quarter Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Siding	77%	72%	76%	73%
OSB	71%	73%	72%	74%
South America	70%	74%	71%	77%

LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
SELECTED SEGMENT INFORMATION
(DOLLAR AMOUNTS IN MILLIONS)

	Quarter Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Net sales
Siding	$386	$281	$1,469	$1,170
OSB	257	470	2,062	2,387
South America	51	63	241	265
Other	12	22	84	95
Intersegment sales	—	(1)	(2)	(3)
Total sales	$705	$835	$3,854	$3,915

LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET INCOME TO NON-GAAP ADJUSTED EBITDA, NON-GAAP ADJUSTED INCOME, AND NON-GAAP ADJUSTED DILUTED EPS
(DOLLAR AMOUNTS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

	Quarter Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Net income (loss)	$(11)	$191	$1,083	$1,373
Add (deduct):
Net loss attributed to noncontrolling interest	3	3	3	4
Income from discontinued operations, net of income taxes	(2)	(24)	(198)	(71)
Income (loss) attributed to LP from continuing operations	(10)	171	888	1,306
Provision for income taxes	(10)	52	274	402
Depreciation and amortization	34	30	129	114
Stock-based compensation expense	3	7	19	16
Loss on impairment attributed to LP	—	4	1	5
Other operating credits and charges, net	1	4	(16)	(1)
Loss on early debt extinguishment	—	—	—	11
Interest expense	2	2	11	14
Investment income	(6)	—	(14)	(1)
Pension settlement charges	78	2	82	2
Other non-operating items, not included above	8	6	15	9
Adjusted EBITDA	$100	$278	$1,389	$1,877

Siding	$88	$48	$339	$289
OSB	13	231	1,034	1,531
South America	12	22	77	113
Other	(4)	(9)	(23)	(20)
Corporate	(9)	(14)	(38)	(36)
Adjusted EBITDA	$100	$278	$1,389	$1,877

	Quarter Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Net income (loss)	$(11)	$191	$1,083	$1,373
Add (deduct):
Net loss attributed to noncontrolling interest	3	3	3	4
Income from discontinued operations, net of income taxes	(2)	(24)	(198)	(71)
Income (loss) attributed to LP from continuing operations	(10)	171	888	1,306
Loss on impairment attributed to LP	—	4	1	5
Other operating credits and charges, net	1	4	(16)	(1)
Loss on early debt extinguishment	—	—	—	11
Pension settlement charges	78	2	82	2
Reported tax provision	(10)	52	274	402
Adjusted income before tax	59	233	1,229	1,725
Normalized tax provision at 25%	(15)	(58)	(307)	(431)
Adjusted Income	$44	$175	$922	$1,294
Diluted shares outstanding	72	88	78	98
Diluted income attributed to LP from continuing operations per share	$(0.14)	$1.93	$11.34	$13.37
Adjusted Diluted EPS	$0.61	$1.97	$11.77	$13.24